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                                                                       EXHIBIT E


                SERIES 2001-A PREFERRED STOCK PURCHASE AGREEMENT

         This Series 2001-A Preferred Stock Purchase Agreement (this "Agreement") is made as of February 28, 2001 among Harold's Stores, Inc., an Oklahoma corporation (the "Company"), and the investors listed on the Schedule of Investors attached hereto (the "Investors").

                                    RECITALS

         Whereas, the Company has authorized the sale and issuance of an aggregate of Three Hundred Thousand (300,000) shares of its Series 2001-A Preferred Stock (the "Shares");

         Whereas, Investors desire to purchase the Shares on the terms and conditions set forth herein; and

         Whereas, the Company desires to issue and sell the Shares to Investors on the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   Section 1.

               PURCHASE AND SALE OF SERIES 2001-A PREFERRED STOCK

         1.1 Amendment to Certificate of Incorporation. The Company shall adopt and file with the Secretary of State of the State of Oklahoma on or before the Closing Date (as defined below) a certificate of designations creating the Series 2001-A Preferred Stock, including the preferences and rights attached hereto as Exhibit A (the "Amendment").

         1.2 Purchase and Sale of Series 2001-A Preferred. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Investor agrees to purchase, and the Company agrees to sell and issue to each Investor at a price per share of $20.00, that number of Shares opposite each Investor's name and for the aggregate purchase price set forth on the Schedule of Investors attached hereto.


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                                   Section 2.

                                     CLOSING

         2.1 Closing. The purchase and sale of the Shares (the "Closing") shall take place at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, N.E., Atlanta, Georgia 30309, on February 28, 2001, or at such other time and place upon which the Company and Investors acquiring in the aggregate more than half of the Shares mutually agree (the "Closing Date").

         2.2 Delivery. At the Closing, the Company shall deliver to each Investor a certificate representing the Shares that such Investor is purchasing against payment of the purchase price therefor by check or wire transfer.

                                   Section 3.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         For purposes of this Agreement:

         "to the Company's knowledge" means the actual knowledge of Rebecca Powell Casey, Michael T. Casey, H. Rainey Powell or Jodi Taylor, or any of them.

         "the Company" includes the Company and its Subsidiaries (defined below) on a consolidated basis, unless the context clearly indicates otherwise.

         "material adverse change" means a change which would have a material adverse effect.

         "material adverse effect" means a material adverse impact or effect to the Company's business, assets, liabilities, operations or financial condition. It is understood that such event, violation or other matter would be material in impact or amount if such event, violation or other matter, if quantifiable in dollars, creates or results, or is reasonably anticipated to result, in a loss or expense to the Company exceeding $175,000.

         Except as set forth in the Schedule of Exceptions attached hereto as specifically identifying the subsection of this Section 3 to which each such exception relates, the Company hereby represents and warrants to the Investors as of the date hereof as follows:

         3.1 Organization and Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Oklahoma and is in good standing under such laws. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to


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qualify would have a material adverse effect on its business, properties, prospects or financial condition.

         3.2 Corporate Power. The Company has all requisite legal and corporate power and authority to (a) execute and deliver this Agreement, the Investor Rights Agreement attached hereto as Exhibit B (the "Investor Rights Agreement"), the Right of First Refusal Agreement (the "First Refusal Agreement") attached hereto as Exhibit C, the Employment and Non-Competition Agreement attached hereto as Exhibit D (the "Employment Agreement"), and the Voting Agreement attached hereto as Exhibit E (the "Voting Agreement") (collectively, the Investor Rights Agreement, First Refusal Agreement, Employment Agreement and Voting Agreement are referred to as the "Related Agreements"), (b) sell and issue the Shares hereunder, (c) issue the additional Shares to be issued in satisfaction of dividends on the Shares, as set forth in the Amendment, (d) issue the common stock issuable upon conversion of the Shares and (e) carry out and perform its obligations under the terms of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

         3.3 Subsidiaries. Except as set forth in Section 3.3 of the Schedule of Exceptions, the Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or other business entity. As to each entity listed in Section 3.3 of the Schedule of Exceptions (each a "Subsidiary"), such Subsidiary is a corporation or other entity duly organized and validly existing under the laws of its state of domicile, as indicated in such Section, and is in good standing under such laws except as indicated in such Section. Such Subsidiary has all requisite power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as currently proposed to be conducted. Such Subsidiary is duly qualified and authorized to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, prospects or financial condition. The Company owns all of the capital stock or other ownership interests of each Subsidiary.

         3.4 Capitalization and Voting Rights. The authorized capital stock of the Company consists, or will consist immediately prior to the Closing, of 25,000,000 shares of common stock, $0.01 par value (the "Common Stock"), of which 6,084,302 shares (including 115 shares held in treasury) are issued and outstanding, and 1,000,000 shares of Preferred Stock, $0.01 par value, of which 1,000,000 shares have been designated as Series 2001-A Preferred Stock (the "Series 2001-A Preferred"), none of which are issued and outstanding. All issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with applicable federal and state securities law. The Company has reserved 5,000,000 shares of Common Stock for issuance upon conversion of the Series 2001-A Preferred (the "Underlying Common Stock"), and has reserved 700,000 shares of Series 2001-A Preferred for future issuance in satisfaction of dividends on the Series 2001-A Preferred (the "Dividend Stock"). The Series 2001-A Preferred shall have the rights, preferences, privileges and restrictions set forth in the Amendment and the Related Agreements. Except as contemplated herein or in the Related Agreements or as set forth in Section 3.4 of the Schedule of Exceptions, there are no options, warrants, conversion rights, preemptive rights, rights of first refusal, or similar rights presently outstanding to purchase or otherwise acquire from the Company any of


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the Company's securities. Immediately after the Closing, the capitalization of the Company will be as set forth in Exhibit F attached hereto.

         3.5 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company, the authorization, sale, issuance (or reservation for issuance) and delivery of the Shares, the Dividend Stock and the Underlying Common Stock and the performance of all of the Company's obligations hereunder and under the Related Agreements have been taken or will be taken prior to the Closing. This Agreement and the Related Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.6 Valid Issuance of Stock. The Shares, when issued, sold and delivered in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. The Dividend Stock and the Underlying Common Stock have been duly and validly reserved and, when issued in compliance with the provisions of the Amendment, will be duly and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. The Shares, the Dividend Stock and the Underlying Common Stock will be free and clear of any liens or encumbrances upon issuance; provided, however, that the Shares, the Dividend Stock and the Underlying Common Stock may be subject to restrictions on transfer under applicable state and/or federal securities laws and under the Related Agreements. Except as set forth in the Related Agreements and subject to restrictions on transfer under applicable state and/or federal securities laws, the Shares are not subject to any preemptive rights, rights of first refusal or restrictions on transfer.

         3.7 Offering. Subject to the accuracy of the representations of the Investors set forth in Section 4 below, the Company has complied and will comply with all applicable United States Federal and state securities laws in connection with the offer, issuance and sale of the Shares in connection with this Agreement. The Company has not, either directly or through any agent, offered any securities to, or otherwise approached, negotiated or communicated in respect of any securities with, any person so as thereby to require that the offer or sale of the Shares be registered pursuant to the provisions of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"). Subject to the accuracy of the representations of the Investors set forth in Section 4 below, the offer, sale and issuance of the Shares (and of the Dividend Stock and the Underlying Common Stock) in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act and all applicable state securities laws.

         3.8 Title to Properties. Except as set forth in Section 3.8 of the Schedule of Exceptions, (i) the Company has good and marketable title to all of the properties and assets which it owns, free and clear of any mortgage, pledge, lien, lease, encumbrance or charge, other than liens for current taxes not yet due and payable, (ii) the Company holds valid leasehold


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interests in the properties which it leases, free and clear of any mortgage, pledge, lien, lease (other than leases granting the Company a leasehold interest), encumbrance or charge, other than liens for current taxes not yet due and payable, and (iii) the Company is not in default under or in breach of any provision of any of its leases. All of the Company's material tangible properties and assets are in good condition and repair.

         3.9      Intellectual Property.

         (a) The Company owns or possesses sufficient legal rights to all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, know-how, concepts, computer programs and software, technical data, proprietary rights, proprietary processes and other information necessary for its business as conducted by the Company and as currently proposed to be conducted by the Company (each such item, the "Company Intellectual Property") without, to the Company's knowledge, any conflict with or infringement of the rights of others. Section 3.9 of the Schedule of Exceptions contains a complete list of all federal and state registrations with respect to the Company Intellectual Property and any pending applications therefor and registrations, renewals, extensions and the like thereof. Except for proprietary information agreements with its employees and consultants confirming the Company's ownership of intellectual property created by them, and except for licenses or agreements entered into in the ordinary course of the Company's business, consistent with past practices, there are no outstanding options, licenses, or agreements of any kind relating to any of the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, know-how, concepts, computer programs, technical data, proprietary rights, proprietary processes and information of any other person or entity. No person or entity has the right to purchase any of the Company Intellectual Property.

         (b) The Company has not received any communications alleging, nor does the Company have reason to believe, that the Company has violated or, by conducting its business as currently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other person or entity, and is not aware of any basis therefor or threat thereof. The Company is not aware that any of its employees, agents or contractors is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company, or that would conflict with the Company's business as it is currently proposed to be conducted. The Company is not aware of any violation or infringement by a third party of any of the Company Intellectual Property. Neither the execution nor delivery of this Agreement or the Related Agreements, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as currently proposed will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company has no plan to, and does not believe it is or will be necessary to utilize, any inventions of any of its employees (or individuals it currently


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intends to hire) made prior to their employment by the Company that would infringe the rights of others.

         3.10     Material Contracts and Other Commitments.

         (a) Except as set forth in Section 3.10(a) of the Schedule of Exceptions, the Company and, to the Company's knowledge, each other party thereto, have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default, under any lease, agreement or other contract now in effect to which the Company is a party or by which it or its property may be bound which defaults would have singularly or in the aggregate a material adverse effect on the Company. The Company has no present expectation or intention of not fully performing all of its obligations under each such lease, contract or other agreement, and the Company has no knowledge of any breach or anticipated breach by the other party to any such lease, contract or other agreement.

         (b) All the material leases, agreements and other contracts to which the Company is a party or by which it or its property may be bound which are not included as exhibits to the Company's public filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to the rules promulgated thereunder, are listed in Section 3.10(b) of the Schedule of Exceptions.

         3.11 Litigation. Except as set forth in Section 3.11 of the Schedule of Exceptions, (i) there are no actions, suits, proceedings, or investigations pending or to the Company's knowledge threatened against the Company or its properties before any court or governmental agency which might result, either in any case or in the aggregate, in any material adverse effect on the Company, or which might call into question the validity of, or hinder the enforceability or performance of, this Agreement, the Related Agreements or any action taken or to be taken in connection herewith or therewith; and (ii) there is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

         3.12 Taxes. The Company has timely filed all tax returns and reports (federal, state and local) as required by law and such returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Company, and there are no actions, suits, proceedings, investigations or claims now pending against the Company with respect to any tax or assessment or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes as assessments against the Company. The Company has not elected to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or
Section 341(f) under the Internal Revenue Code of 1986, as amended (the "Code"). The Company has not since the end of the period covered by the Company's latest Form 10-Q filed with the Securities and Exchange Commission had tax deficiencies proposed or assessed against it in an amount which, in the aggregate, exceeds $25,000. Except as set forth in Section 3.12 of the Schedule of Exceptions, the Company has not


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since December 31, 1994 been audited by the U.S. Internal Revenue Service. The
Company has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

         3.13 Insurance. The Company has in full force and effect fire, casualty and liability insurance policies with recognized insurers. This insurance is sufficient in amount, subject to reasonable deductibles, to allow the Company to replace any of the Company's material properties that may be damaged or destroyed.

         3.14 Employee Benefit Plans. Except as set forth in Section 3.14 of the Schedule of Exceptions, the Company does not have any "employee benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all of the benefit and incentive plans, arrangements and programs for the benefit of the Company's current and former employees, independent contractors, leased employees, directors and agents and their dependents and beneficiaries (the "Plans") comply with all requirements of applicable law, including without limitation the applicable requirements of ERISA and the Code, and with the terms of the Plans. With respect to the Plans, except as set forth in Section 3.14 of the Schedule of Exceptions, (i) all required contributions that are due have been made and all expenses have been paid and any accrual required by generally accepted accounting principles has been made on the books and records of the Company for all future contribution obligations; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) except for such items that have not or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. All benefits under those Plans covered by ERISA (other than Code
Section 125 cafeteria plans) are payable either through a fully-funded trust or an insurance contract, and no welfare benefit Plan (as defined in Section 3(1) of ERISA) is self-funded. Except as otherwise disclosed in Section 3.14 of the Schedule of Exceptions, no Plan assets are invested in stock of the Company. Each Plan (and any related trust) intended to be qualified under Sections 401(a) and 501(a) of the Code (i) has received a favorable determination letter from the U.S. Internal Revenue Service to the effect that it is qualified, both as to the original plan and all restatements or material amendments; (ii) has never been subject to any assertion by any governmental agency that it is not so qualified; and (iii) has been operated so that it has always been so qualified. No action has been taken by the Company, nor has there been any failure by the Company to take any action, nor is any action or failure to take action contemplated by the Company (including all actions contemplated under this Agreement), that would subject the Company or any of its directors, officers or employees to any liability, penalty or tax imposed by the U.S. Internal Revenue Service or Department of Labor or other governmental entity in connection with any Plan. There are no (i) legal, administrative or other proceedings or governmental investigations or audits, or (ii) complaints to or by any governmental entity, which are pending, anticipated or, to the Company's knowledge, threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against the Company or its directors, officers or employees with respect to any Plan.


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         3.15     Registration Rights and Voting. Except as provided in the
Investor Rights Agreement, the Company is not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued. To the Company's knowledge, except as provided in the Related Agreements or as set forth in Section 3.15 of the Schedule of Exceptions, no shareholder of the Company is a party to any agreement with respect to the voting of the Company's securities.

         3.16 Takeover Status. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws or applicable stock exchange rules or regulations, including, without limitation, Sections 1145 through 1155 of the Oklahoma General Corporation Act, is applicable to the transactions contemplated hereby.

         3.17 Governmental Consents. Except as set forth in Section 3.17 of the Schedule of Exceptions, no consent, approval, qualification or authorization of registration, designation, declaration or filing with, any local, state or federal governmental authority on the part of the Company is required in connection with the valid execution, delivery or performance of this Agreement or the Related Agreements, or the offer, sale or issuance of the Shares, the Dividend Stock or the Underlying Common Stock, or the consummation of any transaction contemplated hereby, except such additional filings as will be made by the Company to comply with applicable state and federal securities laws and rules of the American Stock Exchange, and with applicable general corporation laws of the various states.

         3.18 Environmental and Safety Laws. To the Company's knowledge, it is not in violation of, or subject to liability under, any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

         3.19     Related Party Transactions. Except as set forth in Section
3.19 of the Schedule of Exceptions or in the Company's most recent Form 10-K filed with the Securities and Exchange Commission, there are no loans, advances, leases or other continuing transactions between the Company and any stockholder known to the Company to own more than 1% of the capital stock of the Company or any director or officer of the Company, or any member of such officer's, director's or stockholder's immediate family, or any individual or entity controlled by any such officer, director or stockholder or member of such officer's, director's or stockholder's immediate family.

         3.20 Broker's and Finders' Fees. The Company has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Related Agreements or any transaction contemplated hereby or thereby.

         3.21     Compliance with Other Instruments. Except as set forth in
Section 3.21 of the Schedule of Exceptions, the Company is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws, each as amended, or of any mortgage, indenture,


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agreement (including any shareholders' agreement), instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to the Company's knowledge, any provision of any federal or state statute, rule or regulation applicable to the Company. Except as set forth in Section 3.21 of the Schedule of Exceptions, the execution, delivery and performance of, and compliance with, this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its properties or assets.

         3.22 Permits. The Company has all material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a material adverse effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as currently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

         3.23 Employees. There are no strike, labor dispute or union organization activities pending or, to the knowledge of the Company, threatened, between the Company and its employees. None of the Company's employees belongs to any union or collective bargaining unit. To its knowledge, the Company has complied with all applicable state and federal equal opportunity and other laws related to employment. No employee of the Company is believed to be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party because of the nature of the business conducted or currently proposed to be conducted by the Company or to the use by the employee of his or her best efforts with respect to such business. Except as set forth in Section 3.23 of the Schedule of Exceptions, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. Except as set forth in Section 3.23 of the Schedule of Exceptions, the Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees and except as set forth in Section 3.23 of the Schedule of Exceptions, the employment of each officer and employee of the Company is terminable at the will of the Company.

         3.24 Changes. Except as set forth in Section 3.24 of the Schedule of Exceptions, since the end of the period covered by the Company's latest Form 10-Q filed with the Securities and Exchange Commission, other than in the ordinary course of business, there has not been:


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         (a)      any change in the assets, liabilities, prospectus, financial condition, or operating results of the Company, except for changes in the ordinary course of business that have not been, individually or in the aggregate, materially adverse to the business, properties, prospects or financial condition of the Company;

         (b) any damage, destruction or loss, whether or not covered by insurance, which had a material adverse effect on the business, properties, prospects or financial condition of the Company;

         (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

         (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

         (e) any new material contract or changes in the terms of any material contract or arrangement by which the Company or any of its assets or properties is bound or to which the Company or any of such assets or properties is subject;

         (f) any material change in any compensation arrangement or agreement with any officer, director, or 1% or greater stockholder of the Company;

         (g) any sale, assignment, or transfer of any of the Company's Intellectual Property;

         (h) any resignation or termination of employment of any officer or key employee of the Company;

         (i) receipt of notice that there has been a loss of, or material order cancellation or reduction by, any customer of the Company;

         (j) any mortgage, pledge, security interest or lien created by the Company with respect to any of its material properties or assets, except for liens for current taxes not yet due and payable;

         (k) any loans or guarantees made by the Company to or for the benefit of its employees, stockholders, officers, managers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

         (l) any declaration, setting aside, or payment of any dividend or other distribution of the Company's assets in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;


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         (m)      to the Company's knowledge, any other event or condition of any character that might have a material adverse effect on the Company; or

         (n) any agreement or commitment by the Company to do any of the things described in this Section 3.24.

         3.25 Corporate Documents. The Certificate of Incorporation and Bylaws, as amended, of the Company are in the forms provided to the Investors. The copies of the minute books of the Company provided or made available to the Investors contain minutes of all meetings of directors and shareholders, and all actions by written consent by the directors and shareholders since the date of its incorporation and accurately reflect all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to therein in all material respects. Except as set forth in Section
3.25 of the Schedules of Exceptions, neither the shareholders nor the board of directors of the Company have taken any action relating to the merger, consolidation, sale of assets or business, liquidation, dissolution or any other reorganization of the Company.

         3.26 Exchange Act Reports and Financial Statements. The Company has filed with the Securities and Exchange Commission (the "Commission") all required reports, schedules, forms, proxy, registration and other statements and other documents (collectively, the "SEC Documents"). As of the date of this Agreement, the last SEC Document filed by Company was the Company's Current Report on Form 8-K dated February 6, 2001. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. As of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by a later SEC Document filed and publicly available prior to the Closing Date, the circumstances or bases for which modifications or supersessions have not and will not individually or in the aggregate result in any material liability or obligation on behalf of the Company under the Securities Act or the Exchange Act, the rules promulgated under the Securities Act or the Exchange Act or any federal, state or local anti-fraud, blue sky, securities or similar laws. The consolidated financial statements of the Company and its subsidiaries included in the SEC Documents (as amended or supplemented by any later filed SEC Document), comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in notes thereto) and fairly present the consolidated financial position, assets and liabilities of Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

         3.27 No Undisclosed Liabilities. Except for liabilities set forth on Section 3.27 of the Schedule of Exceptions, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured, or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which are not reflected in the Company's most recent Forms 10-K and 10-Q included in the SEC Documents (the "Financial Statements") and which (i) has arisen other than in the ordinary course of the Company's business since the date of the most recent Financial Statements consistent with past practices, or (ii) individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Company.

         3.28 Compliance with Laws. To its knowledge, the Company has complied in all material respects with, is not in material violation of, and has not received any notices of violations with respect to any foreign, federal, state or local law, statute, rule or regulation that remain unresolved.

         3.29 Disclosure. No representation or warranty of the Company contained in this Agreement, the Related Agreements, the Schedule of Exceptions or any certificate or instrument furnished or to be furnished to the Investors at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                   Section 4.

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, severally and not jointly, represents and warrants to the Company as follows:

         4.1 Investment Experience. The Investor is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Investor is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Investor is able to bear the economic risk of losing its entire investment in the Company, which is not disproportionate to the Investor's net worth.

         4.2 Investment. The Investor is acquiring the Shares for investment for the Investor's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Investor understands that the Shares, the Dividend Stock and the Underlying Common Stock have not been, and will not be when issued, registered under the Securities Act or any state securities laws by reason of specific exemptions from the registration provisions of the Securities Act and such state laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein.

         4.3 Rule 144. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three (3) month period not exceeding specified limitations.

         4.4 Access to Information. The Investor has had an opportunity to discuss the Company's management, business plan and financial condition with the Company's management. The Investor understands that a purchase of the Shares involves a high degree of risk, and there can be no assurance the Company's business objectives will be obtained.

         4.5 Authorization. The Investor has all requisite legal power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to carry out and perform its obligations under the terms of this Agreement and such Related Agreements and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Investor is a party, when executed and delivered by the Investor, will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.6 Broker's and Finders' Fees. The Investor has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         4.7 Legends. It is understood that each certificate representing the Shares, the Dividend Stock and the Underlying Common Stock shall bear a legend to the following effect:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
         SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR THE
         AVAILABILITY OF AN EXEMPTION THEREFROM.

                                   Section 5.

               CONDITIONS OF THE INVESTORS' OBLIGATIONS AT CLOSING

The obligations of the Investors under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

         5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct on and as of the Closing with the same effect as if made on and as of the Closing.

         5.2 Performance. The Company shall have performed or fulfilled all agreements, obligations and conditions contained herein required to be performed or fulfilled by the Company before the Closing.

         5.3 Securities Law Compliance. The Company shall have complied with, and the offer and sale of the Shares pursuant to this Agreement shall be exempt under, all applicable federal and state securities laws.

         5.4 Proceedings Satisfactory. All corporate and legal proceedings taken by the Company in connection with the transactions contemplated by this Agreement and all documents and papers relating to such transactions shall be satisfactory to the Investors, in the reasonable exercise of the judgment of the Investors.

         5.5 Consents and Waivers. The Company shall have obtained any and all consents (including all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement and the Related Agreements), permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, other than any such consents, permits or waivers as to which the failure to obtain would not have a material adverse effect on the Company or the transactions contemplated by this Agreement, and the same shall be effective as of the Closing Date and not rescinded.

         5.6 Filing of Amendment. The Amendment shall have been filed with the Secretary of the State of Oklahoma.

         5.7 Investor Rights Agreement. The Company and the Investors shall have entered into the Investor Rights Agreement.

         5.8 First Refusal Agreement. The Company, the Investors, and each of Harold G. Powell, Rebecca Powell Casey, H. Rainey Powell, Michael T. Casey, Lisa Powell Hunt, their spouses and Arvest Trust Company, N.A., as Trustee (the "Family Members") shall have entered into the First Refusal Agreement.

         5.9 Employment and Non-Competition Agreement. Clark Hinkley shall have executed and delivered to the Company the Employment and Non-Competition Agreement.

         5.10 Voting Agreement. The Company, the Investors, Rebecca Powell Casey, Michael T. Casey and the other Family Members specified therein shall have entered into the Voting Agreement.

         5.11 Opinion of Counsel. There shall have been delivered to the Investors an opinion of Crowe & Dunlevy, P.C., counsel to the Company, in substantially the form attached hereto as Exhibit G.

         5.12 Shareholders Agreement Amendment. The Family Members shall have executed an amendment to the Harold's Stores, Inc. First Amended and Restated Stockholders' Agreement, dated June 15, 1998, permitting the transactions contemplated by this Agreement, or shall have executed a termination of such agreement, and shall have delivered a copy of same to the Investors.

         5.13 Amendment to Employment Agreement. Rebecca Powell Casey shall have executed an amendment to her employment agreement with the Company in the form attached as Exhibit H.

         5.14 Amendment to Consulting Agreement. Harold G. Powell shall have executed an amendment to his employment/consulting agreement with the Company in the form attached as Exhibit I.

         5.15 Separation Agreement. H. Rainey Powell shall have executed a Separation Agreement with the Company in the form attached as Exhibit J.

         5.16 Exchange Notifications. The Company shall have given all appropriate notifications to the American Stock Exchange, and all applicable waiting periods shall have lapsed or other requirements of the American Stock Exchange shall have been satisfied, in order to permit the transactions contemplated by this Agreement and the continued listing of the Common Stock.

         5.17 Option Plan. The Board of Directors of the Company shall have taken appropriate action so that vesting restrictions on all options and any other awards outstanding under the Company's 1993 Performance and Equity Incentive Plan do not lapse as a result of the transactions contemplated by this Agreement and the Related Agreements.

         5.18 Diligence. The Investors shall have completed all due diligence to their satisfaction, including in particular their reasonable satisfaction with all change of control and severance provisions of the Company's agreements and incentive plans with employees.

         5.19 Board of Directors. The number of directors of the Company shall be fixed at seven (7) and shall include three (3) or fewer directors designated by the holders of the Series 2001-A Preferred, and one (1) director designated by the Family Shareholders pursuant to the Voting Agreement.

         5.21     Lender Approval.

         (a) The Company's principal lender, Bank of America, N.A., shall have consented to the transactions contemplated hereby and shall have executed an amendment to the Company's credit facility containing terms reasonably satisfactory to the Investors.

         (b) Any lenders holding shares of Family Members under pledge agreements shall have executed appropriate documentation to permit the rights of the Investors under the First Refusal Agreement and the Voting Agreement.

         5.22 Certificates, Etc. The Investors shall have received such certificates, documents and instruments confirming the satisfaction of these conditions to Closing as they may reasonably request.

                                   Section 6.

               CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING

         The obligations of the Company under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

         6.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 4 shall be true and correct on and as of the Closing with the same effect as though said representations and warranties had been made on and as of the Closing.

         6.2 Securities Law Compliance. The offer and sale of the Shares pursuant to this Agreement shall be exempt under all applicable federal and state securities laws as necessary to offer and sell the Shares to the Investors.

         6.3 Performance. The Investors shall have performed or fulfilled all agreements, obligations and conditions contained herein and required to be performed or fulfilled by the Investors as of the Closing.

         6.4 Consents and Waivers. The Company shall have obtained any and all consents (including all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement and the Related Agreements), permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, other than any such consents, permits or waivers as to which the failure to obtain would not have a material adverse effect on the Company or the transactions contemplated by this Agreement, and the same shall be effective as of the Closing Date and not rescinded.

         6.5 Filing of Amendment. The Amendment shall have been filed with the Secretary of the State of Oklahoma.

         6.6 Investor Rights Agreement. The Company and the Investors shall have entered into the Investor Rights Agreement.

         6.7 First Refusal Agreement. The Company, the Investors, and the Family Members shall have entered into the First Refusal Agreement.

         6.8 Voting Agreement. The Company, the Investors, Rebecca Powell Casey, Michael T. Casey and the other Family Members specified therein shall have entered into the Voting Agreement.

         6.9 Exchange. All applicable waiting periods, if any, under the rules of the American Stock Exchange shall have lapsed or other requirements of the American Stock Exchange shall have been satisfied as necessary in order to permit the transactions contemplated by this Agreement and the continued listing of the Common Stock.

         6.10 Board of Directors. The number of directors of the Company shall be fixed at seven (7) and shall include three (3) or fewer directors designated by the holders of the Series 2001-A Preferred and one (1) director designated by the Family Shareholders pursuant to the Voting Agreement.

         6.11 Certificates, Etc. The Company shall have received such certificates, documents and instruments confirming the satisfaction of these conditions to Closing as it may reasonably request.

                                   Section 7.

                           TERMINATION AND ABANDONMENT

         7.1 General. This Agreement may be terminated at any time prior to the Closing:

         (a) By the Investors. By the Investors (i) at any time a condition in Section 5 becomes no longer capable of being satisfied and (ii) on March 31, 2001 if the conditions set forth in Section 5 have not been complied with in any respect and the Investors are not materially in breach of their obligations under this Agreement; provided, however, that if such noncompliance, nonperformance or breach can be cured or eliminated, then the Investors will not terminate under this Subsection (a) unless and until (i) they have given the Company written notice that noncompliance, nonperformance or breach has occurred, specifying the nature of same and the action required to cure same and
(ii) such will not have been cured or eliminated within 30 days after such notice is received.

         (b)      By the Company. By the Company (i) at any time a condition in
Section 6 becomes no longer capable of being satisfied and (ii) on March 31, 2001 if the conditions set forth in Section 6 have not been complied with in any respect and the Company is not materially in breach of its obligations under this Agreement; provided, however, that if such noncompliance, nonperformance or breach can be cured or eliminated, then the Company will not terminate under this Subsection (b) unless and until (i) it has given the Investors written notice that noncompliance, nonperformance or breach has occurred, specifying the nature of same and the action required to cure same and (ii) such will not have been cured or eliminated within 30 days after such notice is received.

         (c) Failure of Other Party to Make Deliveries at Closing. By either party if, at the Closing, it has tendered delivery of all materials to be delivered and the other party has not tendered delivery of all materials to be delivered by it at the Closing.

If the Closing has not occurred on or before April 30, 2001, and no action to specifically perform this Agreement has been brought, then this Agreement will terminate without any action on the part of any party. If a party institutes an action to specifically perform this Agreement prior to its termination pursuant to this Section 7.1, then notwithstanding any provision of any such section, this Agreement will not be terminated thereafter unless and until a final judgment or order is entered in such action or in any appeal therefrom denying specific performance in such action or dismissing or discontinuing such action without the granting of such relief (and such judgment or order is not then subject to appeal) or such action or an appeal therefrom is dismissed or discontinued voluntarily by the party seeking such action or by agreement of the parties thereto without the granting of such relief.

         7.2 Specific Performance and Other Remedies. The Company acknowledges that the rights of the Investors to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, if the Company violates, or fails and refuses to perform, any covenant or agreement made by it herein, then the Investors may be without adequate remedy at law. The Company agrees, therefore, that if it violates, or fails and refuses to perform, any covenant or agreement made by it herein, the Investors may, in addition to any remedies at law for damages or other relief, institute and prosecute an action to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         7.3 Effect of Termination. Upon the termination of this Agreement, neither party will have any further obligation to the other, except that: (a) no termination will prejudice any claim either party may have under this Agreement that arises prior to the effective date of such termination; and (b) termination of this Agreement will not terminate or otherwise affect the rights and obligations set forth in Section 9, which will survive termination as independent obligations.

                                   Section 8.

                      POST-CLOSING COVENANTS OF THE COMPANY

         8.1 Securities Laws Compliance. The Company shall make in a timely manner any filings required by the securities or blue sky laws of any applicable jurisdiction.

         8.2 Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares (i) such number of shares of Series 2001-A Preferred as shall from time to time to be sufficient to permit the payment of dividends on the Series 2001-A Preferred in Dividend Stock and (ii) such number of shares of Underlying Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series 2001-A Preferred; and if at any time the number of authorized but unissued shares of

Series 2001-A Preferred or common stock shall not be sufficient to effect the payment of dividends or conversion of all then outstanding shares of the Series 2001-A Preferred, in addition to such other remedies as shall be available to the holder of such Series 2001-A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes.

         8.3 Books and Records. The Company shall maintain complete and accurate records and books of account in which entries shall be made in accordance with generally accepted accounting principles consistently applied, reflecting all transactions of the Company and its subsidiaries, if any. The Company shall provide the Investors with access to such books and records upon reasonable request for the purposes of complying with any accounting, securities or other obligations of the Investors.

         8.4 Use of Proceeds. The proceeds from the sale of the Shares shall be used only for the specific purposes and expenditures set forth on Exhibit K attached hereto.

         8.5 Restrictive Provisions. For so long as the shares of Common Stock issuable upon the conversion of the outstanding Series 2001-A Preferred represent at least 10% of the Company's outstanding Common Stock (treating the outstanding Common Stock and shares of Common Stock issuable upon the conversion of the Series 2001-A Preferred as outstanding in the aggregate), the Company shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series 2001-A Preferred, voting separately as a single class:

         (a) amend, repeal or waive any provision of the Company's Certificate of Incorporation or Bylaws;

         (b) alter or change the rights, preferences or privileges of the Series 2001-A Preferred;

         (c) redeem any shares of the Company's capital stock (except for the Series 2001-A Preferred in accordance with Section 5 of the Amendment);

         (d) authorize or issue any class or series of capital stock, other than the issuance of Series 2001-A Preferred Stock in satisfaction of dividends, provided that the Company may issue options and other stock-based awards (and the shares upon exercise thereof) pursuant to the following Subsection (e);

         (e) adopt, amend or modify (including modification by the repricing of existing awards, except and only to the extent resulting from a stock split or similar transaction) any stock option plan or employee stock ownership plan or issue any shares of capital stock of the Company to its or its subsidiaries' employees or directors, except pursuant to the Company's 1993 Performance and Equity Incentive Plan and 1993 Employee Stock Purchase Plan, each as amended;

         (f) pay or declare any dividend or other distribution on Junior Securities (as defined in the Amendment);

         (g) authorize, or take any action to effect, or otherwise permit a sale or other disposition of all or substantially all of the assets of the Company or any subsidiary, or a merger, acquisition, recapitalization, other corporate reorganization or sale of control of the Company or any subsidiary, or a license of a substantial portion of the assets of the Company or any subsidiary;

         (h) undertake or effect any liquidation, dissolution or winding up of the Company or any material subsidiary, any assignment for the benefit of creditors, or any bankruptcy or similar filing;

         (i) create any new subsidiary of the Company or permit any subsidiary of the Company to sell or otherwise issue any capital stock or any right to acquire any of its capital stock to any party other than the Company;

         (j)      change the size of the Company's board of directors;

         (k) take any action which results in the Company making, or permitting any subsidiary to make, any loan to, or investment in, another entity, other than a subsidiary of the Company;

         (l) take any action to incur or assume more than $1,000,000 of indebtedness, either individually or on a cumulative basis, in excess of the amount of the Company's existing indebtedness and availability at such time under credit facilities that exist immediately prior to the Closing, excluding the extension of trade credit in the ordinary course of business consistent with past practices;

         (m) take any action which results in the Company and its subsidiaries making, or becoming obligated to make, any capital expenditures in excess of $2,500,000 in the aggregate in any fiscal year;

         (n) enter into, or permit any subsidiary to enter into, any agreement, contract, arrangement or transaction, whether oral or written, with or for the benefit of any of its or any subsidiary's officers, directors or shareholders, any individual or entity that is an "affiliate" of the Company within the meaning of the rules promulgated under the Securities Exchange Act of 1934, as amended, or any individual related by blood, marriage, or adoption to any such individual or entity, unless such agreement, contract, arrangement or transaction is entered into in the ordinary course of business and on terms no less favorable to the Company than those the Company would have been reasonably likely to obtain as the result of arms-length negotiations with an unrelated third party;

         (o) approve any material change in any line of business of the Company or any subsidiary; or

         (p) enter into any acquisition or series of related acquisitions, directly or through a subsidiary, involving an aggregate transaction value in excess of $500,000.

         8.6 Board Visitation and Materials. Subject to receipt of appropriate agreements or undertakings of confidentiality, the Company will deliver to each Investor investing at least $500,000 pursuant to this Agreement (each a "Principal Holder") a copy of all materials distributed at or prior to all meetings of the Board of Directors of the Company or any committee thereof, (which shall include the minutes of the previous meeting) and shall thereafter promptly deliver to each Principal Holder any revised minutes as are adopted at such or any subsequent meeting and shall permit representatives of Principal Holders access to proceedings of the Company's Board of Directors as described below. The Company will (a) permit a representative of each Principal Holder to attend all meetings of the Company's Board of Directors, and of the Company's stockholders, (b) provide to such designees not less than five calendar days' prior actual notice of all meetings (or as required by the bylaws, if the meeting is an emergency meeting and the matters to be discussed or voted on would not in any way adversely affect the Investor or its interest or rights) of the Company's Board of Directors and of the Company's stockholders and an agenda for the meetings and other materials related thereto, (c) permit each such designee to attend such meetings as a non-voting observer, and (d) provide to each such designee a copy of all materials distributed at such meetings. This
Section 8.6 shall cease to apply to any Principal Holder at such time as the Principal Holder ceases to hold shares of Series 2001-A Preferred having a Stated Value of at least $500,000.

         8.7 Financial Information. The Company will deliver to each of the Investors, within five days of their public availability, copies of the Company's annual audited and quarterly unaudited financial statements.

         8.8 Other Information. So long as the Investors or their affiliates hold any Shares, the Company will provide, and will cause its accountants and other representatives at the Company's expense to provide, any information and consents regarding the Company that the Investors need to fulfill their respective obligations under applicable Federal and State securities laws.

         8.9 D&O Insurance. The Company shall maintain in effect for not less than five years following the Closing Date the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Company may substitute therefor policies of at least comparable coverage containing terms and conditions which are no less advantageous to the Company's officers and directors so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Closing Date; provided that the Company shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by the Company or any Subsidiary for such insurance. In such case, the Company shall purchase as much coverage as possible for 150% of the premiums paid as of the date hereof for such insurance.

         8.10 Shareholders Meeting. The Company shall call its 2001 Annual Meeting of Shareholders to be held as promptly as practicable following the Closing Date, and shall otherwise facilitate the approval by the Company's shareholders of the conversion rights of the Series 2001-A Preferred, as set forth in the Amendment. If the 2001 Annual Meeting is delayed as a result of action by the American Stock Exchange or any other third party, or if the Company's shareholders, as a result of any delay in the holding of the 2001 Annual Meeting or any other reason, do not promptly approve such conversion rights, the Company will take appropriate action to exchange the shares of Series 2001-A Preferred for another class of capital stock of the Company, redeem such shares in a manner acceptable to the Investors, or effect another appropriate form of remedy for the Investors, in each case that is acceptable to a majority-in-interest of the Investors and is reasonably acceptable to the Company, it being acknowledged by the parties that the effectiveness of such conversion rights is an essential element of the parties' bargain; provided that nothing herein shall require the Company to effect any transaction that is in violation of the rules or policies of the American Stock Exchange or applicable law.

                                   Section 9.

                                  MISCELLANEOUS

         9.1 Good Faith; Cooperation; Further Assurances. The parties will in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with its terms. The parties will cooperate fully with each other and their respective representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement. Each party will at the Closing and from time to time after the Closing, deliver to the other such further instruments necessary or desirable, in the reasonable opinion of the requesting party and at the expense of the requesting party, to consummate or document the transactions contemplated by this Agreement.

         9.2 Entire Agreement; Successors and Assigns. This Agreement and the exhibits hereto and the Related Agreements constitute the entire agreement between the Company and the Investors relative to the subject matter hereof and supersede any previous agreement between the Company and the Investors. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

         9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to the conflicts of laws principles thereof.

         9.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         9.5 Headings. The section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

         9.6 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or by delivery by overnight courier, or telecopy (with confirmation of receipt), or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed:

                  if to the Company:         Harold's Stores, Inc.
                                             765 Asp
                                             Norman, Oklahoma 73070
                                             Attn: Chief Financial Officer
                                             Telecopy: (405) 366-2538

                  with copy to:              Michael M. Stewart
                                             Crowe & Dunlevy, P.C.
                                             20 North Broadway
                                             Oklahoma City, Oklahoma 73102
                                             Telecopy: (405) 272-5238

and if to the Investors, to the respective Investor's address as set forth on the Schedule of Investors, or at or at such other address as the parties may designate by written notice to the other parties, with a copy to:

                                             Sutherland Asbill & Brennan LLP
                                             999 Peachtree Street, N.E.
                                             Atlanta, Georgia 30309
                                             Attn: Thomas C. Herman, Esq.
                                             Telecopy: (404) 853-8806

                                             and

                                             Robert Anderson Consulting LLC
                                             4401 Northside Parkway
                                             Suite 340
                                             Atlanta, Georgia 30327
                                             Attn: Robert L. Anderson
                                             Telecopy: (404) 949-3156

         9.7 Survival of Warranties. The representations and warranties of the parties contained in or made pursuant to this Agreement shall survive for a period of one (1) year from the date of the Closing.

         9.8 Amendment of Agreement. Any provision of this Agreement may be amended by a written instrument signed by the Company and by persons holding not less than two-thirds of the aggregate of (a) the then outstanding Shares (voting on an as-converted to Common Stock basis) plus (b) the then outstanding shares of Common Stock into which the Shares have been converted, other than shares of Common Stock that have been sold to the public.

         9.9 Finders' Fees. The Company and the Investors will indemnify each other against all liabilities incurred by one party with respect to claims related to investment banking or finders fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party asserting such claims and the indemnifying party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.

         9.10 Expenses. The Company will pay all out-of-pocket fees and expenses (including attorneys' fees) incurred by the Investors in connection with the due diligence, negotiation, documentation, closing, administration and enforcement of the transactions contemplated by this Agreement and the Related Agreements.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above set forth.

THE COMPANY:                                Harold's Stores, Inc.

                                            By: /s/ H. Rainey Powell
                                               ---------------------------------

THE INVESTORS:                              INTER-HIM, N.V.

                                            By: /s/ Robert Anderson
                                               ---------------------------------

           [SIGNATURE PAGE TO SERIES 2001-A STOCK PURCHASE AGREEMENT]

                              SCHEDULE OF INVESTORS

    Investor Name and Address        Number of Shares  Aggregate Purchase Price
    -------------------------        ----------------  ------------------------

INTER-HIM, N.V.                          300,000              $6,000,000
Switzerland Representative Office
Im Langacker 16
Postfach
CH - 5401 Baden
Schweiz
Attn.: Mr. Victor Hoogstraal
Telecopy: +41 56 483 0389